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                                                   Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------
Hudson Valley Holding Corp.              Contact: James J. Landy
21 Scarsdale Road                                 President & CEO
Yonkers, NY 10707                                 (914) 771-3230




                          HUDSON VALLEY HOLDING CORP.
                     APPOINTS WILLIAM J. MULROW AS DIRECTOR


     Yonkers, N.Y., June 24, 2003 - William E. Griffin, Chairman of the Board of Hudson Valley Holding Corp. announced that effective June 24, 2003, William J. Mulrow was appointed to the Board of Directors of Hudson Valley Holding Corp. and Hudson Valley Bank. "We are excited to have an individual with Bill's expertise and experience join us," Mr. Griffin stated. "He will be nice compliment to our dedicated and knowledgeable Board."

     Bill is a Senior Vice President for Gabelli Asset Management, Inc. in Rye New York, a position he has held since 1999. Prior to joining Gabelli, Mr. Mulrow was a Managing Director at Rothschild Inc. for four years. He also worked at Donaldson, Lufkin & Jenrette Securities for 13 years and was a Managing Director and Head of Public Finance Banking when he left in 1995. Bill began his career in 1981 as an Executive Assistant to the Director of New York State's Division of the Budget. In 2002 he was a candidate in the Democratic primary for the office of New York State Comptroller.

     A native of the Bronx, Bill attended Fordham Prep in the Bronx and then graduated cum laude from Yale University and was a Rhodes Scholar Finalist. He then attended Harvard University's John F. Kennedy School of Government from which he graduated in 1981 with a Masters in Public Administration.

     Mr. Mulrow has served on a number government organizations' boards including the Federal Home Loan Bank of New York and Chairman of the Westchester County Industrial Development Agency. Bill is active in a number of civic and community organizations. He resides in Bronxville, NY with his wife Teddy and their three children.


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